Exhibit 5.1

[LETTERHEAD OF BROWNSTEIN HYATT & FARBER, P.C.]

October 26, 2005

Affordable Residential Communities Inc.

Affordable Residential Communities LP

600 Grant Street, Suite 900

Denver, Colorado  80203

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Forms S-11/S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission by each of Affordable Residential Communities Inc., a Maryland corporation (“ARC”), and Affordable Residential Communities LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) $96,600,000 aggregate principal amount of the Partnership’s 7½% Senior Exchangeable Notes due 2025 (the “Notes”), and (ii) the 6,750,524 shares (the”Shares”) of ARC’s common stock, par value $.01 per share to be issued upon exchange of the Notes.

In connection with this opinion, we have examined such documents, certificates, instruments and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic, facsimile, certified or photostatic copies and the authenticity of the originals of such copies.  Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is our opinion that the Notes have been duly authorized and are valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

BROWNSTEIN HYATT & FARBER, P.C.